9661 South 700 East	Avenida Arce y Montevideo	Jaimes Freire, 4 Norte
Salt Lake City, Utah 84070	Edificio Montevideo, Piso 4, Of. 1	Calle Las Jardineras #16
USA	La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 244-4140 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 215-5533 Fax	(591-3)312-1149 Fax
info@geii.com	info@geii.com	info@geii.com

FOR IMMEDIATE RELEASE

Golden Eagle Signs Joint-Venture for the Development
of the Rio Mojos Gold Project in Bolivia

Company Lauds Democratic Process in Recent Elections

        SALT LAKE CITY, UTAH—(BusinessWire) — January 3, 2005 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that it has signed a joint-venture contract for the development of the Rio Mojos gold project 250 miles north of La Paz, Bolivia. The Company will own 94% of the joint-venture project, while the landowner will own the other 6%, which will entitle him to a 6% net smelter return on minerals recovered. The Rio Mojos gold project will become the third major Golden Eagle project in Bolivia, building on the Company’s relationships and knowledge base in the country.

        The Rio Mojos gold project area covers 7,163 acres along a 25-mile section of the Mojos River. Based on existing geological studies, three distinct types of mineralization occur within the project area: gold bearing alluvial gravels in the current river channel, beaches and terraces; gold bearing cemented conglomerates in ancient terraces formed above the current river system; and, primary quartz and pyrite gold deposits at the headwaters of the Mojos River.

        “We have been impressed by our review of the existing geological studies of the Rio Mojos gold project,” stated Terry C. Turner, Golden Eagle’s CEO. “This is an area that we have watched for years, but access was always an issue. Now, however, because an all-weather road has been completed to within 20 miles of the project area we knew that it was the time to secure the rights to explore and mine.”

        Comparing the new project area to the Tipuani Gold District in which Golden Eagle has operated its Cangalli Gold Mine, Turner stated, “The Mojos River has many of the same characteristics when compared to the Tipuani River located only 70 miles to the south. The Tipuani River produced 32 million ounces of gold during its known history; however, the Mojos River area is relatively virgin because it was previously inaccessible. In moving forward with the Rio Mojos project we also considered our ability to use our heavy earthmoving equipment and recovery plant from our Cangalli project until we can bring that project back on-line. We will still have sufficient component parts to build a second recovery plant in Cangalli if, and when, the time comes.”

        Summarizing Golden Eagle’s present portfolio of projects in Bolivia, Terry Turner stated, “Our Buen Futuro gold and copper project in Eastern Bolivia will continue as our top priority given its state of advancement. However, with our two other important gold projects only 70 miles apart in Western Bolivia, we believe we can capitalize on the available synergies there as well to the benefit of our shareholders.”

        Studies carried out in the Rio Mojos project area include work by H.G. Freydanck in 1962 and 1963 on behalf of the Bolivian Geological Survey; St. George Mines in 1986; a consortium of Canadian junior mining companies in the early 1990s; and Atlas Precious Metals, Inc. in 2004. Geophysics were performed and bulk sampling methods were used to test the deposit. Sampling to date indicates the presence of gold in quantities that strongly suggest the potential of commercial viability. In one study, pits were dug in the alluvial gravels of the river bed to a depth of 16 feet in eight separate points. A total of 150 cubic meters of sampled gravels produced 150 grams of gold through standard gravity recovery techniques, for an average grade of 1 gram per cubic meter. The gold grade increased with depth. That study’s geologists estimated that there are approximately 200 million cubic meters of alluvial river gravels in the project area. In addition, a grouping of four channel samples in the consolidated conglomerate terraces of the Mojos River returned an average of 39 grams of gold per cubic meter. Study geologists estimated that there are approximately 30 million cubic meters of consolidated conglomerates in the deposit. It is important to note that these samplings and estimates do not meet the requirements for estimating proven or probable reserves, and there is no assurance by any means that any operation in the project area will be commercially viable. Golden Eagle intends to begin its feasibility work once the Bolivian rainy season is over in April of 2006 and base its open pit mine and operational plan on the resulting study. During the initial phase of the joint-venture, Golden Eagle must invest $500,000 in exploration and the production of a full feasibility study by April of 2007. The Company is currently considering several debt financing options to fund its exploration commitment.

        In other news important to Golden Eagle, on December 18, 2005, Evo Morales was elected as Bolivia’s new president and will be inaugurated on January 22, 2006. Representatives of Mr. Morales’ transition team have already assured the mining sector in general, and the Company specifically, that Mr. Morales intends to give an extremely high priority to providing the mining sector with a stable working environment and legal framework to allow it to increase mining production and employment in the future. Golden Eagle intends to work vigorously with the new administration to resolve pending issues at its Cangalli gold mine and to finalize permitting on its Buen Futuro gold and copper project in Bolivia’s Precambrian Shield.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The Company is currently focusing its efforts on developing its mining rights on its Buen Futuro gold and copper project within its 136,500 acres (213 square miles) in Eastern Bolivia’s Precambrian Shield, and beginning its final feasibility work on its Rio Mojos gold project in Western Bolivia.

        Golden Eagle recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

Sabrina Martinez — Investor Relations: (801) 619-9320

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

        The statements in this press release are forward-looking statements and are based on an assumed set of economic conditions and courses of action, including: (a) Golden Eagle’s ability to obtain the necessary financing on reasonable terms; (b) estimates of mineral reserves and future production levels; (c) expectations regarding estimated mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals; and (d) other risk factors and matters disclosed in Golden Eagle’s Securities and Exchange Commission (“SEC”) filings which may be accessed at www.sec.gov. There is a significant risk that actual material results will vary from projected results depending on such factors as changes in general economic conditions and financial markets, changes in gold and copper prices, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the SEC. The joint venture agreement and joint venture described above should not be construed by any means as an indication of the present or future value of the Company or its common stock. Additionally, the formation of the joint venture and our plans in conjunction with the joint venture should not be construed by any means as an indication of whether we will ever conduct successful mining operations in connection with the Rio Mojos mining project. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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